EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
Lori Mayer
Investor Relations
610-925-2000

GENESIS HEALTHCARE CORPORATION
REPORTS SECOND QUARTER FISCAL 2005 RESULTS

•	$0.66 Earnings Per Diluted Share from Continuing Operations

•	PA and NJ Provider Tax Benefits Recognized

•	Convertible Note Offering Completed; Cash Redeployed to Purchase Portion of 8% Notes

KENNETT SQUARE, PA — (May 2, 2005) — Genesis HealthCare Corporation (“GHC”) (NASDAQ:GHCI) today announced income from continuing operations of $13.6 million, or $0.66 per diluted share, and net income of $13.5 million, or $0.65 per diluted share, for the quarter ended March 31, 2005, up from income from continuing operations of $6.2 million, or $0.31 per diluted share, and net income of $5.6 million, or $0.28 per diluted share, in the comparable period in the prior year.

Income from continuing operations was $24.0 million, or $1.16 per diluted share, and net income was $24.3 million, or $1.18 per diluted share, for the six months ended March 31, 2005, up from pro forma income from continuing operations of $12.4 million, or $0.62 per diluted share, and pro forma net income of $10.4 million, or $0.52 per diluted share, in the comparable period in the prior year. Pro forma results in the prior year period assume the December 1, 2003 spin-off of GHC from NeighborCare, Inc. occurred on October 1, 2003. (See attached pro forma financial information on page 13).

Revenue for the quarter and six months ended March 31, 2005 grew 20.0% to $454.6 million from $378.7 million and 14.6% to $853.6 million from $745.0 million, respectively, principally due to the impact of the provider assessments described below.

EBITDA for the quarter ended March 31, 2005 grew 41.1% to $40.5 million, up from $28.7 million of EBITDA for the comparable period in the prior year. (See attached reconciliation on page 8). EBITDA in the quarter ended March 31, 2005 benefited from the provider assessments described below and was reduced by $4.3 million, or $0.12 per diluted share, for charges related to the early extinguishment of debt. EBITDA in the quarter ended March 31, 2004 was reduced by $0.7 million, or $0.02 per diluted share, also for charges related to the early extinguishment of debt.

EBITDA for the six months ended March 31, 2005 grew 28.8% to $74.4 million, up from $57.8 million of EBITDA for the comparable period in the prior year. (See attached reconciliation on page 8). EBITDA in the six months ended March 31, 2005 also benefited from the provider assessments described below and was reduced by $4.8 million, or $0.14 per diluted share, for charges related to the early extinguishment of debt. EBITDA in the six months ended March 31, 2004 was reduced by $0.8 million, or $0.03 per diluted share, also for charges related to the early extinguishment of debt.

In the quarter ended March 31, 2005, GHC recognized the net benefit of Pennsylvania and New Jersey provider tax assessments. Provider assessments generate additional matching funds to state Medicaid programs. These plans usually take the form of a bed tax imposed uniformly across classes of providers within the state. In turn, the state utilizes the additional federal matching funds generated by the tax to pay increased reimbursement rates to providers for serving Medicaid patients. The Pennsylvania assessment is retroactive 21 months to July 1, 2003, and cumulatively through March 31, 2005 resulted in revenue of

$42.0 million, EBITDA of $6.1 million and net income of $3.7 million, or $0.18 per diluted share. The New Jersey assessment is retroactive nine months to July 1, 2004, and cumulatively through March 31, 2005 resulted in revenue of $12.8 million, EBITDA of $3.0 million and net income of $1.8 million, or $0.09 per diluted share. The following table details the periods to which the benefits relate:

Pennsylvania Provider Tax Assessment

			Six months	Three months
		Fiscal 2004 &	ended	ended
($ in Millions except EPS)	Total	Prior	March 31, 2005	March 31, 2005

Revenue	$42.0	$30.9	$11.0	$5.6
Expense	35.8	25.5	10.3	5.2

EBITDA	6.1	5.4	0.7	0.4

Pre Tax Income	6.1	5.4	0.7	0.4

Net Income	3.7	3.3	0.4	0.2

EPS	$0.18	$0.16	$0.02	$0.01

New Jersey Provider Tax Assessment

			Six months	Three months
		Fiscal 2004 &	ended	ended
($ in Millions except EPS)	Total	Prior	March 31, 2005	March 31, 2005

Revenue	$12.8	$4.3	$8.5	$4.1
Expense	9.8	3.3	6.5	3.2

EBITDA	3.0	1.0	2.0	1.0

Pre Tax Income	3.0	1.0	2.0	1.0

Net Income	1.8	0.6	1.2	0.6

EPS	$0.09	$0.03	$0.06	$0.03

Note: Tables may not foot or crossfoot mathematically due to rounding.

“Our solid performance this quarter continues to be driven by higher patient acuity, cost control and progress on our operational improvement initiatives,” stated George V. Hager, Jr., Chairman and CEO. “The results for the second quarter exceeded our earnings expectations despite receiving a lower than anticipated net benefit from the Pennsylvania provider assessment.”

“With the completion of the comment period in Pennsylvania, we were finally able to recognize the benefit of the Pennsylvania assessment this quarter,” continued Hager. “We also saw the benefit of a similar effort in New Jersey, a state which has one of the lowest Medicaid reimbursement rates in the country. We are encouraged by the passage of both assessments, which will assist the industry in continuing quality improvements and investments in facilities.”

The current quarter net income was also positively impacted by approximately $0.7 million, or $0.03 per diluted share, from the recognition of a tax refund.

Inpatient Services
Inpatient services net revenue of $409.8 million in the quarter ended March 31, 2005 grew 21.9%, or $73.5 million, from $336.2 million in the comparable period in the prior year. While provider assessments provided the largest benefit in the quarter, higher patient acuity and strong rate growth, coupled with an increase in operating beds contributed to the remainder of the revenue growth. Medicare rates grew 5.8% as a result of the October 1, 2004 Medicare rate increases, as well as higher Medicare patient acuity.

Inpatient services EBITDA of $56.3 million in the quarter ended March 31, 2005 grew 47.1%, or $18.0 million, from $38.2 million in the comparable period in the prior year. The Pennsylvania and New Jersey provider tax assessments contributed $9.1 million to the EBITDA growth. The Company’s operational improvement plan continues to benefit the inpatient services segment as agency labor costs decreased this quarter by 24.7% on a per patient day basis versus the comparable period in the prior year, primarily due to a reduction in professional (RN/LPN) agency utilization. This improvement was achieved while continuing to increase patient acuity without a significant change in overall nursing hours per patient day.

Rehabilitation Services
Rehabilitation services revenues grew to $53.1 million in the quarter ended March 31, 2005 versus $50.9 million in the comparable period in the prior year. Rehabilitation services EBITDA decreased to $3.7 million in the quarter ended March 31, 2005 versus $6.1 million in the comparable period in the prior year due to continued pressure on labor costs associated with a shortage of therapists.

Balance Sheet and Cash Flow
GHC generated operating cash flow of $34.4 million in the quarter. The Company ended the quarter with $423.9 million of debt. During the quarter, GHC completely repaid the remaining $119.7 million of the Term Loan B component of the senior credit facility with the net proceeds of the newly issued $180.0 million aggregate principal amount of 2.5% senior subordinated convertible debentures due 2025. GHC used certain of the net proceeds to repurchase $20.1 million of common stock and $23.5 million of 8% senior subordinated notes due 2013.

Subsequent to quarter end, GHC repurchased an additional $47.3 million of its 8% senior subordinated notes. Consequently, GHC’s pro forma cash and debt balances approximate $79.0 million and $377.0 million, respectively.

“We have been very active this quarter in the redeployment of our capital and the refinement of our capital structure,” stated James V. McKeon, Chief Financial Officer. “These transactions, along with a $50.0 million expansion of our revolving credit facility, will create both immediate earnings accretion and offer us more organizational and financial flexibility going forward.”

Capital spending in the quarter was $12.0 million. “Our facility and information system modernization efforts are intensifying and we expect capital expenditures of $50 to $60 million in fiscal 2005,” continued McKeon. “Our capital spending plan includes expansion of clinical capabilities, investments in our physical plant and significant improvements to our information systems and infrastructure.”

During the quarter, GHC continued to groom its portfolio. The Company terminated a skilled nursing facility lease in New Jersey, purchased a previously leased New Jersey skilled nursing facility, and acquired its joint venture partner’s interest in a Massachusetts skilled nursing facility. On a net basis, GHC expects these transactions will decrease continuing operations annual revenues by $2.6 million, increase EBITDA by $1.9 million, increase net income by $0.7 million, and resulted in increased indebtedness of $9.5 million.

Reimbursement Update
“In February, the President’s budget proposed a $1.5 billion reduction to the Medicare budget through RUGs refinement,” stated Hager. “While it is still too early to comment on the ultimate outcome of RUGs refinement, any decrease in reimbursement would be detrimental to an industry that has made great strides in improving quality of care and is in need of significant capital investment to improve aging physical plant and systems infrastructure. At Genesis, we remain committed to investing in the amenities that improve quality of life and the systems that improve care management.”

Earnings Guidance
GHC is revising its fiscal 2005 earnings guidance to a range of $2.40 to $2.45 per diluted share from continuing operations. It should be noted that this guidance is on a GAAP basis and, therefore, includes debt extinguishment costs ($0.14) and a tax refund ($0.03) recognized through March 31, 2005. This guidance also includes the net benefit of the Pennsylvania and New Jersey provider assessments related to prior fiscal years.

GHC previously indicated that its earnings guidance included $2.0 million of projected costs associated with Sarbanes-Oxley compliance efforts and $0.6 million for a fourth quarter charge to expense options in accordance with new accounting provisions. In April, the Securities and Exchange Commission deferred adoption of the new accounting provisions until GHC’s first fiscal quarter of 2006. However, because the Company expects to incur approximately $0.6 million of higher than anticipated costs for Sarbanes-Oxley compliance efforts, overall earnings guidance is unaffected by these two developments.

Basis of Presentation
The accompanying financial information through November 30, 2003 was prepared on a basis which reflects the historical financial information of GHC assuming the operations of NCI contributed in the spin-off were organized as a separate legal entity, owning certain net assets of NCI. Beginning December 1, 2003, the accompanying financial information has been prepared on a basis which reflects the net operations of GHC as a stand alone entity. The allocation methodologies followed in preparing the accompanying financial information prior to the December 1, 2003 spin-off may not necessarily reflect the results of operations, cash flows, or financial position of GHC in the future, or what the results of operations, cash flows or financial position would have been had GHC been a separate stand-alone entity for all periods presented.

Discontinued Operations
GHC accounts for discontinued operations, including assets held for sale, under the provisions of Statement of Financial Accounting Standards, No. 144 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 144”). Under SFAS 144, discontinued businesses including assets held for sale are removed from the results of continuing operations and presented as a separate line on the statement of operations. In January 2005, GHC classified as discontinued a skilled nursing facility having 186 beds following termination of its lease. The annual revenues and pretax income of this center approximated $12.3 million and $1.4 million, respectively.

Conference Call
Genesis HealthCare Corporation will hold a conference call at 10:00 a.m. Eastern Time on Tuesday, May 3, 2005 to discuss the results. Investors can access the conference call by phone at (888) 798-1823 or live via webcast through the GHC web site at http://www.genesishcc.com, where a replay of the call will also be posted for one year.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation’s largest long term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states. Genesis also supplies contract rehabilitation therapy to over 650 healthcare providers in 21 states and the District of Columbia.

Visit our website at www.genesishcc.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “appears” and similar expressions. Such forward looking statements include, without limitation, the effect of the spin-off on our operations, expected reimbursement rates, including RUGs changes, agency labor utilization, voluntary debt repayments, share repurchases, provider tax assessments, changes in state Medicaid rates, levels of capital spending, and our anticipated results of operations for fiscal 2005. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for and availability of qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; changes in interest expense; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

# # #

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	March 31, 2005	March 31, 2004
Net revenues	$454,566	$378,681
Operating expenses:
Salaries, wages and benefits	254,579	242,767
Other operating expenses	148,619	99,772
Loss on early extinguishment of debt	4,289	655
Lease expense	6,610	6,797
Depreciation and amortization expense	13,206	11,464
Interest expense	6,261	7,528

Income before income tax expense, equity in net
income of unconsolidated affiliates and
minority interests	21,002	9,698
Income tax expense	7,897	3,929

Income before equity in net income of unconsolidated
affiliates and minority interests	13,105	5,769
Equity in net income of unconsolidated affiliates	679	466
Minority interests	(153)	(84)

Income from continuing operations	13,631	6,151
Loss from discontinued operations, net of taxes	(164)	(577)

Net income	$13,467	$5,574

Per common share data:
Basic:
Income from continuing operations	$0.68	$0.31
Loss from discontinued operations	(0.01)	(0.03)
Net income	$0.67	$0.28
Weighted average shares	19,985,375	19,923,669

Diluted:
Income from continuing operations	$0.66	$0.31
Loss from discontinued operations	(0.01)	(0.03)
Net income	$0.65	$0.28
Weighted average shares	20,688,735	20,038,865

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2005 AND 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Six months ended
	March 31, 2005	March 31, 2004
Net revenues	$853,593	$744,991
Operating expenses:
Salaries, wages and benefits	506,355	475,178
Other operating expenses	254,438	197,102
Loss on early extinguishment of debt	4,832	828
Lease expense	13,581	14,117
Depreciation and amortization expense	24,525	23,028
Interest expense	12,893	13,349

Income before income tax expense, equity in net income of unconsolidated affiliates and minority interests	36,969	21,389
Income tax expense	14,379	8,672

Income before equity in net income of unconsolidated affiliates and minority interests	22,590	12,717
Equity in net income of unconsolidated affiliates	1,790	1,024
Minority interests	(424)	(159)

Income from continuing operations	23,956	13,582
Income (loss) from discontinued operations, net of taxes	359	(2,002)

Net income	$24,315	$11,580

Per common share data (1):
Basic:
Income from continuing operations	$1.20	$0.68
Income (loss) from discontinued operations	0.02	(0.10)
Net income	$1.22	$0.58
Weighted average shares	20,004,214	19,910,887

Diluted:
Income from continuing operations	$1.16	$0.68
Income (loss) from discontinued operations	0.02	(0.10)
Net income	$1.18	$0.58
Weighted average shares	20,590,870	19,993,839

(1) — The computation of per common share data in the six months ended March 31, 2004 was prepared on a pro forma basis assuming that the common shares of GHC distributed on December 1, 2003 in connection with the spin-off were outstanding since October 1, 2003.

GENESIS HEALTHCARE CORPORATION
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

	Three months ended		Six months ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Net income	$13,467	$5,574	$24,315	$11,580
Add back:
Loss (income) from discontinued operations, net of taxes	164	577	(359)	2,002
Equity in net income of unconsolidated affiliates	(679)	(466)	(1,790)	(1,024)
Minority interests	153	84	424	159
Income tax expense	7,897	3,929	14,379	8,672
Interest expense	6,261	7,528	12,893	13,349
Depreciation and amortization expense	13,206	11,464	24,525	23,028

EBITDA	$40,469	$28,690	$74,387	$57,766

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	March 31, 2005	December 31, 2004	September 30, 2004
Assets:
Current assets:
Cash and equivalents	$126,167	$118,300	$126,071
Current portion of restricted investments in marketable securities	33,289	30,387	29,887
Accounts receivable, net	228,081	170,044	164,622
Prepaid expenses and other current assets	32,116	32,428	33,526
Assets held for sale	1,400	1,400	6,267

Total current assets	421,053	352,559	360,373

Property and equipment, net	717,432	696,214	695,511
Assets held for sale	2,511	2,511	2,511
Restricted investments in marketable securities	74,475	66,491	65,121
Other long-term assets	113,952	115,552	120,647

Total assets	$1,329,423	$1,233,327	$1,244,163

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$4,121	$5,528	$27,230
Accounts payable and accrued expenses	192,127	143,325	150,661
Current portion of self-insurance liability reserves	33,289	30,387	29,887

Total current liabilities	229,537	179,240	207,778

Long-term debt	419,741	372,793	375,841
Deferred income taxes	1,084	—	—
Self-insurance liability reserves	59,625	63,899	62,920
Other long-term liabilities	32,891	31,302	28,858
Commitments and contingencies
Shareholders’ equity:
Common stock	203	201	200
Additional paid-in-capital	563,820	554,636	547,841
Retained earnings	44,821	31,352	20,504
Accumulated other comprehensive (loss) income	(1,505)	(96)	221
Treasury stock, at cost	(20,794)	—	—

Total shareholders’ equity	586,545	586,093	568,766

Total liabilities and shareholders’ equity	$1,329,423	$1,233,327	$1,244,163

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(IN THOUSANDS)

	Three months ended
	March 31, 2005	March 31, 2004
Cash flows from operating activities:
Net income	$13,467	$5,574
Net charges included in operations not requiring funds	28,434	22,634
Changes in assets and liabilities:
Accounts receivable	(59,800)	(5,800)
Accounts payable and accrued expenses	51,053	9,078
Other, net	1,240	12,674

Total adjustments	20,927	38,586

Net cash provided by operating activities	34,394	44,160

Cash flows from investing activities:
Capital expenditures	(11,968)	(7,040)
Net (purchases) sales of restricted marketable securities	(12,005)	2,129
Purchase of eldercare centers and lease amendments	(5,957)	(8,184)
Proceeds from sale of eldercare assets	—	677
Other, net	480	(257)

Net cash used in investing activities	(29,450)	(12,675)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	180,000	—
Repayment of long-term debt	(149,304)	(19,874)
Debt issuance costs and debt prepayment premium	(8,861)	—
Purchase of common stock for treasury	(20,794)	—
Proceeds from exercise of stock options	1,882	—

Net cash provided by (used in) financing activities	2,923	(19,874)

Net increase in cash and equivalents	$7,867	$11,611
Cash and equivalents:
Beginning of period	118,300	114,347

End of period	$126,167	$125,958

GENESIS HEALTHCARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED MARCH 31, 2005 AND 2004
(IN THOUSANDS)

	Six months ended
	March 31, 2005	March 31, 2004
Cash flows from operating activities:
Net income	$24,315	$11,580
Net charges included in operations not requiring funds	49,236	40,529
Changes in assets and liabilities:
Accounts receivable	(59,183)	(8,325)
Accounts payable and accrued expenses	40,438	23,203
Other, net	4,090	9,376

Total adjustments	34,581	64,783

Net cash provided by operating activities	58,896	76,363

Cash flows from investing activities:
Capital expenditures	(23,094)	(14,846)
Net purchases of restricted marketable securities	(14,192)	(325)
Purchase of eldercare centers and lease amendments	(5,957)	(48,773)
Proceeds from sale of eldercare assets	5,292	7,806
Other, net	1,385	311

Net cash used in investing activities	(36,566)	(55,827)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	180,000	410,000
Repayment of long-term debt	(175,697)	(248,484)
Debt issuance costs and debt prepayment premium	(8,861)	(9,337)
Purchase of common stock for treasury	(20,794)	—
Proceeds from exercise of stock options	3,118	—
Net transactions with NCI, prior to the spin-off	—	(55,548)

Net cash (used in) provided by financing activities	(22,234)	96,631

Net increase in cash and equivalents	$96	$117,167

Cash and equivalents:
Beginning of period	126,071	8,791

End of period	$126,167	$125,958

GENESIS HEALTHCARE CORPORATION
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three months ended		Six months ended
Segment Data (dollars in thousands)	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004

Inpatient services
Revenue	$409,772	$336,244	$763,908	$664,050
EBITDA - $	56,259	38,242	105,768	79,384
EBITDA — %	13.7%	11.4%	13.8%	12.0%
Rehabilitation therapy services (including intersegment amounts)
Revenue	$53,096	$50,921	$105,071	$96,530
EBITDA - $	3,724	6,055	6,189	8,648
EBITDA — %	7.0%	11.9%	5.9%	9.0%

	Three months ended		Six months ended
Selected Operating Statistics	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004

Occupancy — Licensed Beds	90.2%	91.1%	90.3%	91.2%

Patient Days:
Private and other	324,109	324,492	652,700	662,423
Medicare	275,501	278,690	533,318	533,198
Medicaid	1,054,889	1,070,490	2,153,395	2,145,162

Total Days	1,654,499	1,673,672	3,339,413	3,340,783

Per Diems:
Private and other	$209.59	$199.80	$207.02	$201.85
Medicare	368.28	348.23	367.15	347.25
Medicaid (1)	179.78	164.88	178.99	164.49

Nursing labor costs per patient day:
Employed labor	$82.67	$78.10	$81.37	$76.57
Agency labor	3.23	4.29	3.35	4.79

Total	$85.90	$82.39	$84.72	$81.36

	Inpatient Licensed	Inpatient Facility
End of period:	Beds	Count

Owned
- Skilled Nursing	15,153	119
- Assisted Living	848	7

Total Owned	16,001	126
Leased
- Skilled Nursing	3,749	26
- Assisted Living	557	6

Total Leased	4,306	32
Total Owned and Leased (Consolidated)	20,307	158

Jointly Owned
- Skilled Nursing	1,954	14
- Assisted Living	656	5
Managed
- Skilled Nursing	2,385	19
- Assisted Living	671	5
- Transitional Care Units	331	13

Total Jointly Owned and Managed– (Unconsolidated)	5,997	56

(1) — Medicaid per diems exclude any retroactive provider assessments that do not relate to the period presented.

GENESIS HEALTHCARE CORPORATION
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statement presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in GHC’s annual report on Form 10-K filed on December 14, 2004.

The following unaudited pro forma condensed statement of operations for the six months ended March 31, 2004 is presented as if the spin-off of GHC occurred on October 1, 2003.

The unaudited pro forma condensed financial statement is presented for informational purposes only and is not necessarily indicative of what our financial position and results of operations actually would have been for the period presented if the spin-off occurred on October 1, 2003, nor does such financial statement purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the unaudited pro forma condensed financial statement. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC been completed on the aforesaid effective date for purposes of the pro forma results.

GENESIS HEALTHCARE CORPORATION
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Historical	Pro Forma
	GHC	Adjustments		GHC
Net revenues	$744,991	$—		$744,991
Expenses:
Operating expenses	673,108	—		673,108
Lease expense	14,117	—		14,117
Depreciation and amortization expense	23,028	88	(1)	23,116
Interest expense	13,349	1,864	(2)	15,213

Income before income tax expense equity in net income of unconsolidated affiliates and minority interests	21,389	(1,952)		19,437
Income tax expense	8,672	(773	)(3)	7,899

Income before equity in net income of unconsolidated affiliates and minority interests	12,717	(1,179)		11,538
Equity in net income of unconsolidated affiliates	1,024	—		1,024
Minority interests	(159)	—		(159)
Income from continuing operations	13,582	(1,179)		12,403
Loss from discontinued operations, net of taxes	(2,002)	—		(2,002)
Net income	$11,580	$(1,179)		$10,401

Per common share data:
Basic:
Income from continuing operations	$0.68			$0.62
Loss from discontinued operations	(0.10)			(0.10)
Net income	$0.58			$0.52
Weighted average shares	19,910,887			19,910,887

Diluted:
Income from continuing operations	$0.68			$0.62
Loss from discontinued operations	(0.10)			(0.10)
Net income	$0.58			$0.52
Weighted average shares	19,993,839			19,993,839

See accompanying Notes to the Unaudited Pro Forma Condensed Statement of Operations.

GENESIS HEALTHCARE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

General note:

The unaudited pro forma condensed statement of operations reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations for the six months ended March 31, 2004, assuming the spin-off occurred on October 1, 2003.

(1)	Represents the amortization of estimated deferred financing fees and expenses related to our new financing arrangements offset by reduced historical amortization of deferred financing fees written-off following the repayment of the existing indebtedness.

Six
months ended
March 31,
2004
(in thousands)
Historical financing fee amortization	$(54)
New financing fee amortization	142

$88

(2)	Reflects the increase in estimated interest expense for the months of October and November 2003 based upon the incurrence of incremental debt following the spin-off and an estimated weighted borrowing average rate of 6.8% following the spin-off.

Debt service under our new senior credit facility is based upon a variable interest rate that may fluctuate due to market conditions and / or our operating performance. A variance of 1/8% in variable rates of interest would change interest expense by approximately $116 thousand for the six months ended March 31, 2004.

(3)	Income tax expense is reported at an estimated effective tax rate of 39.6%.

GENESIS HEALTHCARE CORPORATION
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

The following reconciliation of net income to EBITDA supports the calculation of debt to EBITDA, which has and will be included in certain presentations made to the investment community. The calculation of the ratio of debt to EBITDA includes EBITDA, which is a non-GAAP financial measure. Pursuant to the requirements of Regulation G, we have provided reconcilations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Three months ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
	2003	2003	2004	2004	2004	2004	2005
Net income	$1,915	$6,006	$5,574	$6,722	$10,771	$10,848	$13,467
Add back:
Loss (income) from discontinued operations, net of taxes	4,314	1,425	577	919	(246)	(523)	164
Equity in net loss (income) of unconsolidated affiliates	82	(558)	(466)	(746)	(465)	(1,111)	(679)
Minority interests	307	75	84	170	133	271	153
Income tax expense	4,233	4,743	3,929	4,873	7,245	6,482	7,897
Interest expense	4,529	5,821	7,528	6,854	6,782	6,632	6,261
Depreciation and amortization expense	10,050	11,564	11,464	11,336	11,941	11,319	13,206

EBITDA	$25,430	$29,076	$28,690	$30,128	$36,161	$33,918	$40,469

CALCULATION OF DEBT TO EBITDA
(IN THOUSANDS, EXCEPT DEBT RATIO)

	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2005
12 months trailing EBITDA (A)	$113,324	$124,055	$128,897	$140,676
Total debt at end of period (B)	429,942	403,071	378,321	423,862

Ratio of debt to EBITDA (B) / (A)	3.79	3.25	2.94	3.01

CALCULATION OF DEBT TO NET INCOME
(IN THOUSANDS, EXCEPT DEBT RATIO)

	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2005
12 months trailing net income (C)	$20,217	$29,073	$33,915	$41,808
Total debt at end of period (D)	429,942	403,071	378,321	423,862

Ratio of debt to net income (D) / (C)	21.27	13.86	11.15	10.14